                                                                    EXHIBIT 10.3

                          [DTM Corporation Letterhead]

                                 March 30, 2001


Mr. Patrick Lordi
11922 North 135/th/ Way
Scottsdale, AZ 85259

Dear Mr. Lordi:

          The purpose of this letter agreement is to document the terms of the severance package to which you will be entitled should your employment with the Company be terminated involuntarily in connection with certain changes in control of DTM Corporation (the "Company").

          Part One of this letter agreement specifies the terms and conditions of your severance benefits including a release between you and the Company. Part Two sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Three concludes this agreement with a series of general terms and conditions applicable to your benefits.

                     PART ONE-- CHANGE IN CONTROL BENEFITS

          Upon any Change Related Termination you will become entitled to receive the special severance benefits set forth below.

          1.   Severance Payments.  You will receive severance payments from the
               ------------------
Company for a period of eighteen (18) months following your Change Related Termination in an aggregate amount equal to the sum of (A) one and one-half (1.5) times the annual rate of base salary in effect for you at the time of your Change Related Termination plus (B) three-fourths (.75) of the maximum bonus payable to you under the Management Incentive Plan currently in effect at the time of the Change Related Termination (the "Severance Payments"). The Severance Payments will be paid to you in equal installments at semi-monthly intervals over the eighteen (18) month period following your Change Related Termination. All Severance Payments under this Paragraph 1 will be subject to the Company's collection of applicable withholding taxes.

          2.   Health Care Coverage.  Following your Change Related
               --------------------
Termination, the Company will provide continued health care coverage in an amount equivalent to what you would have been entitled to had you remained in your current position with the Company under

Mr. Patrick Lordi                                                 March 30, 2001
                                                                          Page 2

the Company's medical/dental insurance plan pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") until the earlier of (i) eighteen (18) months after the Change Related Termination or
-------
(ii) the date you are no longer eligible for COBRA (the "Benefit Continuation"). Nothing in this paragraph is intended to preclude the Company from amending or terminating any health benefit plans provided to active employees or former employees, including yourself, at any time following the execution of this agreement. At the end of the Benefit Continuation period, you will be entitled to continued health care coverage pursuant to COBRA at your own expense to the extent permitted by law.

          3.   Options and Stock Issuances.  In the event of a Change in
               ---------------------------
Control or a Change Related Termination, the terms of your Options and Stock Issuances will continue to be governed by the notice of grant of stock option, stock option agreement, stock issuance agreement and any other agreement entered into by you and the Company at the time of, and with respect to, such Option grants or Stock Issuances; nothing in this agreement shall be construed to alter or affect the terms of your Options or Stock Issuances.

          4.   Benefit Reduction.  Should any of your severance benefits under
               -----------------
this letter agreement (when aggregated with other such benefits) be deemed to be parachute payments under Code Section 280G, then the dollar amount of your severance payment under Paragraphs 1 and 2 will be reduced to the extent (and only to the extent) necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision.

          5.   Restrictive Covenants.
               ---------------------

               (i)   Continuing Obligations.  In exchange for the consideration
                     ----------------------
     set forth in this letter agreement, including, but not limited to, the Severance Payments set forth in Part One, you agree that the provisions contained in that certain DTM Corporation Confidentiality and Non-Compete Agreement executed by you on March 22, 2001 and effective as of your first day of employment with the Company, namely November 22, 2000 (the "Confidentiality Agreement"), including, but not limited to, your agreement not to disclose the confidential, proprietary or trade secret information of the Company and your agreement not to compete with the Company for a period of two (2) years, are enforceable and continue in full force and effect. The Confidentiality Agreement is incorporated herein and is attached as Exhibit B.
                 ---------

               (ii)  Company Property.  In addition to your continuing
                     ----------------
     obligation under the Confidentiality Agreement to return all documents embodying any of the Company's confidential, proprietary or trade secret information immediately following termination of your employment or upon request, you agree that within five (5) days following the termination of your employment, or upon request you shall return all Company property (whether or not such property contains confidential, proprietary or trade secret information) in your possession, including, without limitation, brochures, manuals, supplies paid for by the Company, computer systems (the hardware and the

Mr. Patrick Lordi                                                 March 30, 2001
                                                                          Page 3


     software loaded on the system, any monitors and docking stations, printers, and laptop are included).

               (iii)  Cessation of Benefits.  In the event the Company, upon
                      ---------------------
reasonable belief, determines that you have breached (i) any provision of the Confidentiality Agreement, including but not limited to your Agreement not to disclose confidential, proprietary or trade secret information of the Company and your agreement not to compete with the Company for a period of two (2) years, or (ii) paragraph 5(ii) of Part One of this letter agreement, the Company's obligation to provide you the Severance Payments and Benefit Continuation set forth in Part One shall immediately cease.

          6.   Release.  Upon termination, your right to receive the Severance
               -------
Payments, Benefit Continuation and other benefits under this letter agreement is conditioned on your execution and delivery of a Release and Waiver in substantially the form of attached Exhibit A.
                                   ---------

                            PART TWO-- DEFINITIONS

          Definitions.  For purposes of this letter agreement, the following
          -----------
definitions will be in effect:

          Board means the Company's Board of Directors.

          Change in Control means any of the following events:

               (i) a merger, consolidation or reorganization approved by the Company's shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

               (ii) any shareholder-approved transfer or other disposition of all or substantially all of the Company's assets;

               (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders; or

               (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of

Mr. Patrick Lordi                                                 March 30, 2001
                                                                          Page 4


     such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

provided that such event does not involve any group of persons with whom you are
-------- ----
affiliated or in which you have an interest other than ownership of less than 1% of a class of securities of a publicly traded corporation which you owned prior to the commencement of the discussions and transactions which result in such change in control.

          Change Related Termination means an Involuntary Termination which occurs within twelve (12) months following a Change in Control.

          Code means the Internal Revenue Code of 1986, as amended.

          Common Stock means the Company's common stock.

          Health Care Coverage means the continued medical/dental, vision and disability insurance coverage to which you and your eligible dependents may become entitled under this agreement upon the Change Related Termination of your employment other than Termination for Cause.

          Involuntary Termination means the termination of your Service which occurs by reason of:

               (i) your involuntary dismissal or discharge by the Company (other than a Termination for Cause), or

               (ii) your voluntary resignation following (A) a change in your position with the Company or Parent or Subsidiary employing you which materially reduces your duties and responsibilities, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

          1934 Act means the Securities Exchange Act of 1934, as amended.

          Option means any option granted to you under the Company's 1999 Stock Incentive Plan, 1998 Stock Option Plan, 1996 Stock Option Plan or any other equity incentive plan subsequently adopted by the Company or any successor which is outstanding at the time of your subsequent Change Related Termination.

          Stock Issuance means the issuance of unvested shares of Common Stock under the Company's 1999 Stock Incentive Plan, the 1998 Stock Option Plan, the 1996 Stock Option Plan or any other equity incentive plan subsequently adopted by the Company or any successor.

Mr. Patrick Lordi                                                 March 30, 2001
                                                                          Page 5

          Termination for Cause means a termination of your employment with the Company by reason of your commission of any act of fraud, embezzlement or dishonesty, or your unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries or your material failure to perform your duties as specified by the Chief Executive Officer of the Company or the Board of Directors of the Company.

          PART THREE -- MISCELLANEOUS PROVISIONS

          1.   Termination for Cause.  Should your termination constitute a
               ---------------------
Termination for Cause, the Company shall only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits, and no benefits will be payable to you under Part One of this letter agreement.

          2.   General Creditor Status.  The benefits to which you may become
               -----------------------
entitled under this letter agreement will be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors of the Company.

          3.   Death.  Should you die before receipt of all benefits to which
               -----
you become entitled under this letter agreement, then the payment of such benefits will be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise your Options, then each such Option may be exercised, during the applicable exercise period in effect hereunder for those Options at the time of your death, by the executors or administrators of your estate or by person to whom the Option is transferred pursuant to your will or in accordance with the laws of inheritance.

          4.   Miscellaneous.  This letter agreement will be binding upon you,
               -------------
the Company, its successors and assigns (including, without limitation the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of Texas. You and the Company hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this agreement shall be in the state or federal courts in Texas, and you and the Company agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas. This agreement incorporates the entire agreement between you and the Company relating to the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter, except for the Confidentiality Agreement, which is incorporated herein. This agreement may only be amended by written instrument signed by you and another duly authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any

Mr. Patrick Lordi                                                 March 30, 2001
                                                                          Page 6


provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect.

          5.   Remedies.  All rights and remedies provided pursuant to this
               --------
letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this letter agreement.

          6.   Legal and Equitable Remedies.  Because your services are personal
               ----------------------------
and unique and because you will have access to and become acquainted with the confidential, proprietary or trade secret information of the Company, the Company shall have the right to enforce this letter agreement and the Confidentiality Agreement, by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this letter agreement.

          7.   Assistance to the Company.  You agree to be available after your
               -------------------------
termination of employment with the Company to assist in locating files, data or information regarding the work you have been doing for the Company, upon reasonable request by the Company. You also agree to make yourself available upon request by the Company to assist the Company in the transaction of any active matters on which you are currently working and the prosecution or defense of any litigation involving the Company concerning any matter of which you have knowledge as a result of your position within the Company. You will be reimbursed for travel and will receive a per diem equivalent to the daily rate of your base salary that was in effect as of the date of your Change Related Termination for the days you provide such service.

          8.   Recovery of Attorney's Fees.  In the event of any litigation
               ---------------------------
arising from or relating to this agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's costs and reasonable attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

          9.   No Employment or Service Contract.  Nothing in this agreement
               ---------------------------------
shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.


                           [Signature page follows]

Mr. Patrick Lordi                                                 March 30, 2001
                                                                          Page 7


          Please indicate your acceptance of the foregoing provisions of this letter agreement by signing the enclosed copy of this letter agreement and returning it to the Company.



                                   DTM CORPORATION


                                   By: /s/ Geoffrey W. Kreiger
                                       ----------------------------------------
                                   Name:  Geoffrey W. Kreiger
                                   Title: Chief Financial Officer and Secretary

ACCEPTED AND AGREED TO:



Signature: /s/ Patrick Lordi
           -----------------
Printed Name: Patrick Lordi

Dated: March 30, 2001

                                   EXHIBIT A
                                   ---------

                         RELEASE AND WAIVER OF CLAIMS
                         ----------------------------

          In consideration of the payments and other benefits to which I have become entitled, pursuant to that certain letter agreement between DTM Corporation, a Texas corporation (the "Company"), and me dated March 30, 2001 (the "Letter Agreement"), in connection with the termination of my employment on this date, I, Patrick Lordi, hereby furnish the Company with this release and waiver of claims (the "Release and Waiver").

          By signing this Release and Waiver, I acknowledge and agree that absent this Release and Waiver, I have no legal entitlement to the consideration provided in the Letter Agreement and that the consideration given to me represents good and sufficient value for the releases and other agreements by me set forth in this Release and Waiver.

                                   Agreement
                                   ---------

          By signing this Release and Waiver and accepting the severance as outlined in the Letter Agreement, I agree to waive, release, and forever discharge the Company and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (the "Released Parties" or "Releasees"), from any and all claims, demands, and causes of action which I have or claim to have, whether known or unknown, of whatever nature, which exists or may exist as of the date of my execution of this Release and Waiver. "Claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, equity, tort, discrimination, harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage, and hour law, defamation, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time.

          Without in any way limiting the generality of the above paragraph, by signing this Release and Waiver and accepting the severance outlined above, I specifically agree to release all claims, rights, or benefits I may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. (S) 621 ("ADEA"), et seq. as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, including, without limitation, the Texas Commission on Human Rights Act.

          I represent and warrant that I do not presently have on file, and agree that I will not hereafter file, any claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date of my execution of this Release and Waiver, with the exception of claims brought by me to challenge the validity of this Release and Waiver under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.

          Finally, I represent and agree that I am the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to my employment with the Company and/or the termination thereof.

                       Acceptance of Release and Waiver
                       --------------------------------

          I have twenty-one (21) days to consider this Release and Waiver, and offer of severance contained in the Letter Agreement, and I may revoke this Release and Waiver at any time during the first seven (7) days following my execution of this Release and Waiver by delivering written notice of revocation to the Company's Chief Executive Officer, no later than five (5:00) p.m. on the seventh (7th) day after execution. I received this Release and Waiver on ___ __, 2001. The settlement offer contained in the Letter Agreement will automatically expire if this Release and Waiver, fully executed by me, is not received by Company's Chief Executive Officer, on or before [Insert Date 21 days after date received].

          This Release and Waiver will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of my execution of this Release and Waiver (the "Effective Date"), provided that I have timely executed this Release and Waiver and I have not exercised my right to revoke this Release and Waiver.

                             Other important terms
                             ---------------------

     . Nothing in this Release and Waiver shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company and/or the Released Parties.

     . I have been advised to consult with an attorney of my choosing prior to entering into this Release and Waiver.

     . I understand and agree that in any dispute between me and the Company regarding the terms of this Release and Waiver and/or any alleged breach thereof, that the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute, except that the Company shall not, by virtue of this Release and Waiver, be entitled to recover its costs or attorney's fees resulting from challenges to the validity of this Release and Waiver by me under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Nothing in this Release and Waiver is intended to preclude the Company from recovering attorney's fees or costs specifically authorized under federal law.

     . This Release and Waiver is binding on my representatives, heirs, executors, administrators, successors and assigns.

     . I am personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by me under the Letter Agreement. I agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to me under the Letter Agreement and this Release and Waiver.

     . The terms and existence of this Release and Waiver are strictly confidential and may not be disclosed to any other person or entity, with the exception of my immediate family members and legal and financial advisors.

     . I agree not to disparage or in any way criticize the Company and/or its officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Paragraph is intended to prevent me from testifying truthfully in any legal proceeding.

     . This Release and Waiver, and any agreements or documents referred to herein, including but not limited to, the Letter Agreement, constitute an integrated, written contract, expressing the entire agreement between the Company and me with respect to the subject matter hereof. In this regard, I represent and warrant that I am not relying on any promises or representations that do not appear in this Release and Waiver. This Release and Waiver can be amended or modified only by a written agreement, signed by me and the Company.

     . This Release and Waiver shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles.

     . With respect to any suit, action, or other proceeding arising from (or relating to) this Release and Waiver, the Company and I hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Western District of Texas (and any Texas State Court within Travis County, Texas).

     . I agree that if any provision or portion of any provision of this Release and Waiver is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Release and Waiver shall not be affected thereby.

     . This Release and Waiver may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if the Company and I signed the same document.


                                        DTM Corporation


                                        By:_________________________________

                                        Its:________________________________

[EMPLOYEE NAME]                         Date:_______________________________

By:________________________________

Date:______________________________

                                   EXHIBIT B
                                   ---------

                           CONFIDENTIALITY AGREEMENT
                           -------------------------